Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FOURTH QUARTER AND YEAR END	Approved by: JON S. PILARSKI
ELKHART, INDIANA — JULY 24, 2009
SKYLINE REPORTS FOURTH QUARTER, YEAR-END RESULTS
Sales for the fourth quarter of Skyline Corporation’s 2009 fiscal year were $32,483,000 compared to $70,859,000 last year. Sales for fiscal 2009 were $166,676,000 compared to $301,765,000 of a year earlier.
Net loss for the fourth quarter of fiscal 2009 was $2,365,000, equal to $0.28 per share, compared to net earnings of $191,000, or $0.02 per share, for the same period a year ago. Net loss for fiscal 2009 was $15,434,000, or $1.84 per share, compared to a net loss of $5,556,000, or $0.66 per share, for fiscal 2008. Net loss per share for fiscal 2009 and fiscal 2008 includes a gain on the sale of idle property, plant and equipment of $0.25 and $0.05, respectively.
Sales for Skyline’s manufactured housing group for fiscal 2009 were $123,930,000 compared to $214,794,000 of fiscal 2008. The group’s sales for the fiscal 2009 fourth quarter totaled $22,578,000 compared to $45,439,000 of the comparable period of fiscal 2008.
For Skyline’s RV group, sales for fiscal 2009 were $42,746,000 compared to $86,971,000 of fiscal 2008. The RV group’s sales for fiscal 2009’s fourth quarter were $9,905,000 compared to $25,420,000 of the fourth quarter of fiscal 2008.
Skyline continues to maintain its traditionally strong balance sheet with no bank debt and a healthy position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	May 31,		May 31,
	2009	2008	2009		2008

Sales	$32,483	$70,859	$166,676		$301,765

(Loss) before income taxes	(4,332)	(325)	(24,994)		(9,138)

Benefit for income taxes	(1,967)	(516)	(9,560)		(3,582)

Net (loss) earnings	$(2,365)	$191	$(15,434)		$(5,556)

Basic (loss) earnings per share	$(.28)	$.02	$(1.84	) (A)	$(.66	) (A)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244		8,391,244

(A)	Includes an after-tax gain on sale of idle property, plant and equipment of $.25 per share in 2009, and $.05 per share in 2008.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	May 31,
	2009	2008
ASSETS

Cash and temporary investments	$94,786	$111,579
Accounts receivable	6,443	18,244
Inventories	6,502	10,150
Other current assets	12,028	14,234

Total Current Assets	119,759	154,207

Property, Plant and Equipment, net	30,598	32,535

Noncurrent Deferred Tax Assets	11,851	4,044

Other Assets	5,911	6,213

Total Assets	$168,119	$196,999

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$1,853	$3,967
Accrued liabilities	13,532	17,646

Total Current Liabilities	15,385	21,613

Other Deferred Liabilities	7,992	9,168

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	205,246	226,722
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	144,742	166,218

Total Liabilities and Shareholders’ Equity	$168,119	$196,999